Gulf Resources Reports Third Quarter 2017 Financial Results

SHOUGUANG, China, Nov. 13, 2017 (GLOBE NEWSWIRE)

Gulf Resources, Inc. (Nasdaq: GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt, specialty chemical products, and natural gas in China, today announced its financial results for the Third quarter ended September 30, 2017.

Three Months Ended September 30, 2017

•	Net Revenue declined 39% to $23,840,391.

•	Gross Profit declined 41% to $9,321,952

•	General and Administrative expenses increased 176% to $4,451,027

•	Income from operations declined 65% to $4,835,252.

•	Net Income declined 67% to $3,425,640

•	Earnings per share declined 70% to $0.07 from $0.23.

•	For the nine months, cash flow from operations was $23,477,422.

•	Free cash flow was $21,721,081*, an increase of 88%.

•	Free cash flow per fully diluted share totaled $0.46*.

•	Cash on hand totaled $193,385,686, ($4.13* per share).

•	Net net cash (cash minus all liabilities) totaled $183,654,582 ($3.92* per share).

•	Shareholders’ Equity equaled $392,838,078 ($8.39* per fully diluted share)

•	Tangible common equity (equity minus good will and other intangible assets) was $363,918,073 ($7.78* per fully diluted share).

Net revenues for the third quarter declined 39% to $23,840,391. By segment, bromine declined 40% to $9,549,777. Crude salt declined 11% to $2,054,729, and chemicals declined 40% to $12,235,885. In bromine, sales volume declined 43%, while the average selling price increased 4% to $3,684.The Utilization ratio of bromine decreased 900 basis points to 37%. In crude salt, the volume declined 22%, but the average selling price increased 14% to $31.92 per tonne. The primary reasons for the decline in volume were (i) the slowdown in the Chinese economy, and (ii) the closure of all of our plant and factories to perform rectification and improvements since September 1, 2017. Some of our local customers were also requested to stop production, which affected our customers’ industries and our sales volume. In chemicals, revenue declined 40%. The smallest decline was in pharmaceutical intermediaries, the largest segment declined only 20%. Volume declined in all products, but average selling prices increased for all products except by-products. The primary reasons for the decline in volume were (i) the slowdown in the Chinese economy, and (ii) the closure of all of our plant and factories to perform rectification and improvements since September 1, 2017. Some of our local customers were also requested to stop production, which affected our customers’ industries and our sales volume.

The cost of revenues declined 37%. Bromine costs declined 28%, crude salt declined 56%, and chemical products declined 39%. The largest increase in Bromine cost per ton was for Depreciation and Amortization, which increased 37%, largely because of lower volume. The production cost per ton in Bromine increased 21%. The biggest factor impacting crude salt costs was a decline in Depreciation and Amortization. The combination of the demolition of factory #6 and the full depreciation of other facilities led to the decline. The cost of revenues in the chemical segment declined 39%, roughly in line with that of sales.

Gross profit was 39% of net revenue compared to 40% in the same period of 2016. By segment, gross profit in bromine declined to 46% from 56%, primarily due to lower volumes. Gross profit in crude salt increased to 46% from a negative 8%, primarily due to higher prices and lower Depreciation and Amortization. Gross profit in chemicals declined to 39% from 40%, primarily due to lower volumes, somewhat offset with higher prices.

General & Administrative expenses increased 176% to $4,451,027 from $1,613,933. The major reasons for the increase were that Depreciation and Amortization from September 1 onward, the time that all factories were closed, was included in G&A. In addition, the unrealized exchange loss, due to the change in value of the RMB relative to the USD was $536,453 compared to a gain of $181,030 in the previous year.

Other operating income, primarily related to waste water, declined 33% to $72,000.

Income from operations was $4,835,252, a decline of 65%. By segment, bromine declined 71%. Crude salt reported income of $497, 783 compared to a loss of $382,917 in the previous period. Chemicals reported a decline of 51%.

Other net income, primarily bank interest, increased 28%.

Net income was $3,425,640, a decrease of 67%. The effective tax rate increased to 31% from the statutory 25% because of the unrealized exchange losses. Earnings per share declined 70% to $0.07 from $0.23.

Nine Months Ended September 30, 2017

Net revenues in the nine months declined 14% to $104,160,873. By segment, bromine declined 12% to $41,895,304. Crude salt revenues were essentially flat at $6,390,390, while revenues in chemicals declined 16% to $55,875.179. In bromine, sales volume declined 16%, while the average selling price increased 4% to $3,952 per ton. The primary reasons for the decline in volume were (i) the slowdown in the Chinese economy, and (ii) the closure of all of our plant and factories to perform rectification and improvements since September 1, 2017. Some of our local customers were also requested to stop production, which affected our customers’ industries and our sales volume. The Utilization ratio of bromine increased 200 basis points to 42%. In crude salt, decreased in volume was offset by increases in prices. In chemicals, all of the segments had decreases in volume, but pharmaceutical intermediaries and pesticides had increases in prices. Overall pricing in chemicals increased.

The cost of revenues declined 19%. Bromine costs declined 19%. Raw material costs were lower, but Depreciation and Amortization were higher. Crude salt costs declined 46%, largely because of reductions in Depreciation and Amortization. The costs of chemical products declined 16%.

Gross profit was 41% of net revenue compared to 37% in the same period of 2016. By segment, gross profit in bromine increased to 50% from 46%, largely because of lower prices of raw materials and higher selling prices. Gross profit in crude salt increased to 48% from 4%, primarily due to higher prices and lower Depreciation and Amortization. Gross profit in chemicals declined to 33% from 34%, primarily due to lower volumes, somewhat offset with higher prices.

General & Administrative expenses increased 81% to $8,236,430 from $4,539,845. There were two major factors contributing to this increase. The unrealized exchange loss related to the change in value of the RMB vs. the USD was $1,140,363 compared to a gain of $729,764. This represented a swing of $1,870,127, nearly half of the increase. The other major factor was that Depreciation and Amortization from September,2017 onward, the time that all factories were closed, was included in G&A.

Other operating income, primarily related to waste water, declined 14% to $281,613.

Income from operations was $34,130,721, a decline of 15%. By segment, bromine declined 10%. Crude salt reported income of $2,434,872 compared to a loss of $165,403 in the previous period. Chemicals declined 21% to $16,441,115.

Other net income, primarily bank interest, increased 23%.

Net income was $25,252,438, a decrease of 16%. The effective tax rate increased to 27% from the statutory 25% because of the unrealized exchange losses. Earnings per share declined to $0.54 from $0.65.

For the 9 months, the company’s cash balance increased $29,501,112 to $193,385,686. In the period, the company generated $23,477,422 in cash flow. Free cash flow was $21,721,081* ($0.46* per fully diluted share).

At the end of the third quarter, Cash on hand totaled $193,385,686, ($4.13* per fully diluted shares). Net net cash (cash minus all liabilities) totaled $183,654,582* ($3.92* per fully diluted share). Shareholders’ Equity equaled $392,838,078 ($8.39* per fully diluted shares) Tangible common equity (equity minus good will and other intangible assets) was $363,918,073 ($7.8* per fully diluted share).

Receivables increased to $71,792,364 from $51,835,218 as the company extended longer payment terms to its customers. During October, the company collected approximately 30% of the aged receivables.

Fourth Quarter

Because the factories are closed, the company does not expect any revenues associated with the production in fourth quarter. Projecting earnings is complicated because Depreciation and Amortization are non-cash charges to earnings and some of the rectification costs may have to be expensed. However, the company believes that its cash burn, excluding rectification costs, should not exceeding $4 million.

Natural Gas

The company has found the solution to solve the waste water problem in the natural gas project. Now it is trying to solve the technical drilling problem. The company is working with Xinan Shiyou Daxue (Southwest Petroleum University) to solve these issues. At the present time, it believes they can be solved by the end of 2017 or at the latest in Q12018.

Despite these issues, the company is more optimistic about the opportunities in natural gas. The rectification program of the government may result in a surge in demand for natural gas. The company believes it is excellently positioned to capitalize on this opportunity.

Future Prospects

The company is working to get its bromine mines and factories open as quickly as possible. It is already in the process of moving ahead with the rectification. As previously disclosed, the company expects the rectification to cost approximately $35 million. When a batch factory has completed its rectification, we will apply to the government for permission to open them and begin production. The Company believes that the rectification for all of the bromine business will be completed and that operations will recommence by the end of March 2018. However, the Company will try its best to implement the measures quickly to commence production for part of its bromine factories before this date.

The company still has not received a definitive plan from the local government regarding its chemical factories. It expects to receive this plan by the end of November. However, since the chemical factories are located closer to where people live, the plans may be more complicated and expensive than they were for bromine. Until the company receives the government’s plan, it will not be able to make any estimates as to time or cost. Based on our conversations with the government, at this time, the company believes it will be able to meet government requirements with cash on hand and open our chemical business segment.

It is difficult to know exactly when each of our factories will be opened. However, once our factories are opened, the company expects significantly higher sales and earnings than it has had in the past. The demand for our products is not going away, it is just being postponed during the period of rectification. Some of our customers also have been closed. They are likely to have significant back orders, which should help to increase demand. Some factories and mines in other parts of Shandong and in other provinces also been closed for rectification. We may be able to capture some of their business once we started production if they are stilling under rectification. There should be somewhat fewer competitors, which we believe will allow us to increase our market share and our utilization. This should lead to higher sales and profits. Over the intermediate to long-term, the company believes the costs of rectification will be more than offset by higher utilization and market share, as some smaller companies may exit the industry.

“We appreciate the patience of our shareholders,” Mr. Liu Xiaobin, the President and CEO stated. “We have a large balance of cash, but at this moment, we may need $35 million for the rectification of the bromine business and a somewhat larger amount for the chemical business once we received the definitive plan from government. We may also be in a position to acquire a few small companies that cannot afford the costs of rectification at comparable cheaper prices. In addition, we have committed to spend up to $172 million for deep processing of brine well resources and the comprehensive utilization of associated natural gas under brine well in Sichuan Province. While we have thus far committed very little of this money, it is critical that we can continue to demonstrate to the government of Sichuan Province and Daying County that we still have the money to follow through on our commitments.”

“There may be a substantial amount of natural gas in Daying County and in Sichuan Province,” Mr. Liu continued, “The two major Chinese state-owned oil companies and many large independent producers are already spending billions of dollars to explore for natural gas in Sichuan. We were fortunate that we discovered natural gas while drilling for bromine. We were also fortunate that we had a large cash balance so we could convince the government of Daying County that it should partner with us. The natural gas opportunity is now far larger and more exciting than we could have ever imagined because of the new actions of the government to force companies to convert to natural gas from coal.”

“As we have told you before,” Mr. Liu concluded, “we believe all the events that are occurring in China will greatly benefit our company. We believe the bromine industry will have fewer competitors, our utilization will increase, and our profits could return to record levels. We believe the chemical industry will also consolidate and that our revenues and profits in chemicals will go up substantially. In addition, we believe that the new policies the government is implementing will greatly increase demand for natural gas. We are currently attempting to resolve technical problems related to drilling our first well. However, we have a strong partnership with the government of Daying County, and we believe the new government regulations may give us even more opportunities than we ever imagined.”

(*numbers are unaudited and diluted share calculations are based on 46,833,030 shares outstanding)

Conference Call

Gulf Resources' management will host a conference call on Tuesday, November 14, 2017 at 8:30 a.m. Eastern Standard Time to discuss its financial results for the Third quarter Year 2017 ended September 30, 2017.

Mr. Xiaobin Liu, CEO of Gulf Resources, will be hosting the call. The Company's management team will be available for investor questions following the prepared remarks.

To participate in this live conference call, please dial +1 (877) 275-8968 five to ten minutes prior to the scheduled conference call time. International callers should dial +1 (706) 643-1666. The conference participant pass code is 4099535.

The webcasting is also available then, just simply click on the link below: http://www.gulfresourcesinc.com/events.html

A replay of the conference call will be available two hours after the call's completion during 11/14/2017 11:30 EST - 11/28/2017 23:59 EST. To access the replay, call +1 (855) 859-2056. International callers should call +1 (404) 537-3406. The conference ID is 4099535.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through three wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"), and Daying County Haoyuan Chemical Company Limited (“DCHC”). The company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents. SCRC is a leading manufacturer of materials for human and animal antibiotics in China and other parts of Asia. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT: Gulf Resources, Inc.
Web: http://www.gulfresourcesinc.com

         Director of Investor Relations
         Helen Xu (Haiyan Xu)
         beishengrong@vip.163.com

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollars)

	September 30, 2017 Unaudited	December 31, 2016 Audited
Current Assets
Cash	$193,385,686	$163,884,574
Accounts receivable	71,792,364	51,835,218
Inventories, net	2,431,079	5,881,681
Prepayments and deposits	575,013	117,338
Prepaid land leases	381,588	47,255
Other receivable	2,066	1,424
Total Current Assets	268,567,796	221,767,490
Non-Current Assets
Property, plant and equipment, net	97,623,268	108,731,126
Property, plant and equipment under capital leases, net	345,705	554,257
Prepaid land leases, net of current portion	4,796,415	4,754,169
Deferred tax assets	2,315,993	2,215,772
Goodwill	28,920,005	27,668,539
Total non-current assets	134,001,386	143,923,863
Total Assets	$402,569,182	$365,691,353

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$4,342,615	$8,682,318
Retention payable	—	733,869
Capital lease obligation, current portion	160,027	187,678
Taxes payable	2,960,147	4,341,331
Total Current Liabilities	7,462,789	13,945,196
Non-Current Liabilities
Capital lease obligation, net of current portion	2,268,315	2,284,959
Total Liabilities	$9,731,104	$16,230,155

Stockholders’ Equity
PREFERRED STOCK; $0.001 par value; 1,000,000 shares authorized; none outstanding	$—	$—
COMMON STOCK; $0.0005 par value; 80,000,000 shares authorized; 47,052,940 and 47,052,940 shares issued; and 46,803,791 and 46,793,791 shares outstanding as of September 30, 2017 and December 31, 2016, respectively	23,525	23,525
Treasury stock; 249,149 and 259,149 shares as of September 30, 2017 and December 31, 2016 at cost	(554,870)	(577,141)
Additional paid-in capital	94,509,908	94,156,679
Retained earnings unappropriated	271,367,728	248,941,696
Retained earnings appropriated	25,737,372	22,910,966
Accumulated other comprehensive income/(loss)	1,754,415	(15,994,527)
Total Stockholders’ Equity	392,838,078	349,461,198
Total Liabilities and Stockholders’ Equity	$402,569,182	$365,691,353

GULF RESOURCES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Expressed in U.S. dollars)

(UNAUDITED)

	Three-Month Period Ended September 30,		Nine-Month Period Ended September 30,
	2017	2016	2017	2016

NET REVENUE
Net revenue	$23,840,391	$38,811,622	$104,160,873	$120,907,839

OPERATING INCOME (EXPENSE)
Cost of net revenue	(14,518,439)	(23,107,921)	(61,664,044)	(76,184,822)
Sales, marketing and other operating expenses	(65,599)	(83,087)	(242,045)	(269,357)
Research and development cost	(42,074)	(68,115)	(169,246)	(198,330)
Write-off/Impairment on property, plant and equipment	—	(90,395)	—	(90,395)
General and administrative expenses	(4,451,027)	(1,613,933)	(8,236,430)	(4,539,845)
Other operating income	72,000	108,029	281,613	328,550
	(19,005,139)	(24,855,422)	(70,030,152)	(80,954,199)

INCOME FROM OPERATIONS	4,835,252	13,956,200	34,130,721	39,953,640

OTHER INCOME (EXPENSE)
Interest expense	(40,092)	(42,012)	(124,068)	(134,150)
Interest income	139,801	120,054	398,382	356,828
INCOME BEFORE TAXES	4,934,961	14,034,242	34,405,035	40,176,318

INCOME TAXES	(1,509,321)	(3,518,529)	(9,152,597)	(9,996,622)
NET INCOME	$3,425,640	$10,515,713	$25,252,438	$30,179,696

COMPREHENSIVE INCOME:
NET INCOME	$3,425,640	$10,515,713	$25,252,438	$30,179,696
OTHER COMPREHENSIVE INCOME (LOSS)
- Foreign currency translation adjustments	8,450,433	(2,637,763)	17,748,942	(10,505,475)
COMPREHENSIVE INCOME	$11,876,073	$7,877,950	$43,001,380	$19,674,221

EARNINGS PER SHARE:
BASIC	$0.07	$0.23	$0.54	$0.65
DILUTED	$0.07	$0.23	$0.54	$0.65

WEIGHTED AVERAGE NUMBER OF SHARES:

BASIC	46,794,443	46,301,217	46,794,011	46,106,194
DILUTED	46,897,995	46,309,250	46,833,030	46,560,937

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollars)
(UNAUDITED)

	Nine-Month Period Ended September 30,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$25,252,438	$30,179,696
Adjustments to reconcile net income to net cash provided by operating activities:
Interest on capital lease obligation	123,795	133,504
Amortization of prepaid land leases	717,969	514,455
Depreciation and amortization	16,042,003	19,031,650
Write-off/Impairment loss on property, plant and equipment	—	90,395
Unrealized translation difference	1,140,363	(729,764)
Stock-based compensation expense-options	357,700	17,400
Shares issued from treasury stock for services	17,800	15,000
Changes in assets and liabilities:
Accounts receivable	(16,557,825)	(23,296,361)
Inventories	3,668,582	1,219,588
Prepayments and deposits	(9,126)	(20,850)
Other receivable	(580)	—
Accounts payable and accrued expenses	(4,866,247)	941,315
Retention payable	(739,329)	(356,348)
Taxes payable	(1,670,121)	1,474,602
Net cash provided by operating activities	23,477,422	29,214,282

CASH FLOWS USED IN INVESTING ACTIVITIES
Payment land leases	(859,219)	(673,934)
Purchase of property, plant and equipment	(623,735)	(16,749,192)
Net cash used in investing activities	(1,482,954)	(17,423,126)

CASH FLOWS USED IN FINANCING ACTIVITIES
Repayment of capital lease obligation	(273,873)	(287,387)
Net cash used in financing activities	(273,387)	(287,387)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	7,780,517	(4,026,574)
NET INCREASE IN CASH AND CASH EQUIVALENTS	29,501,112	7,477,195
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	163,884,574	133,606,392
CASH AND CASH EQUIVALENTS - END OF PERIOD	$193,385,686	$141,083,587

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the periods for:
Income taxes	$9,590,640	$8,740,519
SUPPLEMENTAL DISCLOSURE OF NON-CASH FLOW INVESTING AND FINANCING ACTIVITIES
Par value of common stock issued upon cashless exercise of options	$—	$386